EXHIBIT 5.1

March 26, 2020

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

RE:    Consumers Energy Company

$575,000,000 3.50% First Mortgage Bonds Due 2051

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of Consumers Energy Company, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $575,000,000 aggregate principal amount of the Company’s 3.50% First Mortgage Bonds Due 2051 (“2051 Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and The Bank of New York Mellon, as Trustee, as amended and supplemented by certain supplemental indentures thereto including the 139th Supplemental Indenture dated as of March 26, 2020 relating to the 2051 Bonds. The Company issued and sold the 2051 Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No. 333-236742-01) (the “Registration Statement”), a Preliminary Prospectus Supplement dated March 17, 2020 to a Prospectus dated February 28, 2020, an Issuer Free Writing Prospectus dated March 17, 2020 that included the final terms of the transaction and a Final Prospectus Supplement dated March 17, 2020 to a Prospectus dated February 28, 2020.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the 2051 Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 26, 2020 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen, Esq.